Exhibit 99.1

	FOR IMMEDIATE RELEASE TUESDAY, JUNE 6, 2006 Contact: David J. Vander Zanden President / CEO	Mary Kabacinski EVP / CFO
	920-882-5602	920-882-5852

W6316 Design Drive, Greenville, WI 54942
P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS FISCAL 2006 FINANCIAL RESULTS

•	Free cash reported at $48 million; up $22 million from last year

•	Jockey International Executive Named to Board of Directors

•	Goodwill Impairment Recorded for Visual Media Business Unit

•	Fiscal 2007 Guidance Updated

Greenville, WI, June 6, 2006—School Specialty (NASDAQ:SCHS), the leading education company providing supplemental learning products to the preK-12 market, today reported fiscal 2006 financial results.

Revenues for the 52 weeks of fiscal 2006 were a record $1.016 billion, a 1.3 percent increase over the 53 weeks of fiscal 2005. Gross margin expanded 90 basis points to 42.6 percent reflecting improvement in both the Essentials and the Specialty segments of the business.

Operating income was $24.6 million for fiscal 2006 compared to $87.1 million for fiscal 2005. The $24.6 million includes a $26.6 million impairment charge related to our Visual Media business unit and $10.8 million of costs related to a terminated merger transaction and the integration of Delta Education with Frey Scientific.

Diluted earnings per share for fiscal 2006 includes charges per diluted share for impairment of $0.69, dilution from the off-season acquisition of Delta Education of $0.39 and merger transaction and acquisition integration costs of $0.28 bringing diluted earnings per share from $0.00 to adjusted diluted earnings per share of $1.36 as compared to $1.88 for the same period last year. “We are very disappointed with our results for fiscal 2006. We have focused our efforts on growing revenue and reducing our expenses for fiscal 2007 and are optimistic about our performance in the coming year,” said Dave Vander Zanden, President and CEO of School Specialty, Inc.

Fourth Quarter Financial Performance

Revenues for the fourth quarter (13 weeks) of fiscal 2006 grew 3.2 percent to $180.9 million as compared to $175.2 million in fiscal 2005’s fourth quarter (14 weeks). The increase in revenue was driven by acquired businesses and growth in core Specialty segment businesses, after neutralizing the impact of the 53rd week in fiscal 2005’s fourth quarter. These increases were partially offset by the exclusion of revenues from the Audio Graphics division, which was sold on January 30, 2006. Gross margin was 42.3 percent as compared with 42.4 percent last year.

Operating loss for fiscal 2006 was $44.9 million as compared with a $10.0 million loss in fiscal 2005’s fourth quarter and diluted loss per share was $1.42 as compared with $0.37 in fiscal 2005. Excluding the Visual Media impairment charge, the operating loss for the fourth quarter of fiscal 2006 was $18.3 million as compared with $10.0 million for fiscal 2005’s fourth quarter. The increased loss was primarily driven by the declining performance of the Visual Media business unit and the increased off-season operating costs related to acquired Delta operations. Excluding the impairment charge, diluted loss per share was $0.71 as compared with $0.37 in fiscal 2005.

New Director Named

Effective today the Board of Directors of School Specialty appointed Edward C. Emma a Director of the Corporation and a member of the Audit Committee, Compensation Committee and Executive Performance Compensation Committee of the Board of Directors. Emma currently serves as President and Chief Operating Officer of Jockey International, Inc., a privately-held company headquartered in Kenosha, Wisconsin and employing over 5,000 people worldwide. Emma has been with Jockey since 1991 serving in various management roles leading to his appointment to the Jockey Board of Directors in 1994 and to his current position in 1995.

“We are pleased to add Ed to the Board of Directors of School Specialty,” said Terry Lay, Chairman of the Board of School Specialty. “Ed assumes the chair of our late director and friend, Jerry Pool. We look forward to Ed’s contributions to the Board leveraging his diverse management and governance experience.”

Emma has served on President George W. Bush’s Advisory Committee for Trade Policy and Negotiations since 2003. He has served as Chairman of the Board for the American Apparel and Footwear Association and is currently involved in a number of local organizations including the Kenosha Hospital and Medical Center Board of Directors.

Goodwill Impairment Recorded

The Company performs goodwill impairment tests at least annually or whenever events or changes in circumstances indicate that the goodwill carrying value for a business unit may not be recoverable. In the fourth quarter of fiscal 2006, the Company recorded goodwill impairment of $25.6 million representing partial impairment of goodwill associated with the Visual Media business unit. The unit has $13 million remaining goodwill. No indication of goodwill impairment for any other business unit was identified.

Outlook

School Specialty is confirming fiscal 2007 revenue guidance in a range of $1.06 to $1.10 billion and updating diluted earnings per share in a range of $2.00 to $2.20 excluding the impact of stock options expensing. “Incoming orders are tracking well in the very early stages of our fiscal 2007 season. We are showing organic growth in excess of 3 percent with about 25 percent of our annual revenues for 2007 either shipped or in-house in unshipped orders,” said Dave Vander Zanden.

Internet Conference Call

Investors have the opportunity to listen to School Specialty’s fiscal 2006 conference call live over the Internet through Vcall at www.vcall.com. The conference call begins today at 10:00 am Central Time. To listen, go to the Vcall website at least 15 minutes before the start of the call to register, download and install any necessary audio software. A replay will be available shortly after the call is completed and for the week that follows. A transcript will be available within two days of the call. The conference call will also be accessible through the General Investor Information Overview and Press Release pages of the School Specialty corporate web site at www.schoolspecialty.com.

About School Specialty, Inc.

School Specialty is an education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities.

Through each of our leading brands, we design, develop and provide preK-12 educators with the latest and very best resources in the areas of early childhood, arts education, reading and literacy, personal effectiveness and character education, coordinated school health, special learning needs, core academics, and career development as well as classroom essentials and learning environments. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking,” including statements regarding future outlook and financial performance. Our actual results could differ materially from those anticipated in these forward-looking statements depending on various important factors. These important factors include those set forth in Exhibit 99.2 of School Specialty’s Annual Report on Form 10-K for fiscal year 2005 and other documents filed with the Securities and Exchange Commission.

-Financial Tables Follow-

School Specialty, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

Unaudited

	Three Months Ended		Fiscal Year Ended
	April 29, 2006	April 30, 2005	April 29, 2006	April 30, 2005
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Revenues	$180,851	$175,170	$1,015,729	$1,002,507

Cost of revenues	104,381	100,916	582,617	584,475

Gross profit	76,470	74,254	433,112	418,032

Selling, general and administrative expenses	94,775	84,254	376,754	330,913
Impairment charge	26,600	—	26,600	—
Merger-related expenses	—	—	5,202	—

Operating income (loss)	(44,905)	(10,000)	24,556	87,119

Interest expense and other	6,911	3,071	23,299	14,956
Redemption costs and fees for convertible debt redemption	—	—	—	1,839

Income (loss) before provision for (benefit from) income taxes	(51,816)	(13,071)	1,257	70,324

Provision for (benefit from) income taxes	(19,237)	(4,720)	1,196	27,323

Net income (loss)	$(32,579)	$(8,351)	$61	$43,001

Weighted average shares outstanding:
Basic	22,952	22,816	22,898	21,612
Diluted	22,952	22,816	23,739	23,910

Net income (loss) per share:
Basic	$(1.42)	$(0.37)	$0.00	$1.99
Diluted	$(1.42)	$(0.37)	$0.00	$1.88

School Specialty, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

Unaudited

	April 29,	April 30,
	2006	2005
Assets
Cash and cash equivalents	$2,403	$4,193
Accounts receivable	60,553	60,374
Inventories	158,892	137,578
Prepaid expenses and other current assets	49,819	39,472
Deferred taxes	7,097	7,853

Total current assets	278,764	249,470
Property, plant and equipment, net	76,774	73,264
Goodwill and other intangible assets, net	747,240	542,099
Other	27,597	19,772

Total assets	$1,130,375	$884,605

Liabilities and Shareholders’ Equity
Current maturities - long-term debt	$578	$45,991
Accounts payable	74,919	56,792
Other current liabilities	35,500	32,174

Total current liabilities	110,997	134,957
Long-term debt	416,629	149,680
Deferred taxes and other	49,017	55,423

Total liabilities	576,643	340,060
Shareholders’ equity	553,732	544,545

Total liabilities & shareholders’ equity	$1,130,375	$884,605

School Specialty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

Unaudited

	Fiscal Year Ended
	April 29, 2006	April 30, 2005
	(52 weeks)	(53 weeks)
Cash flows from operating activities:
Net income	$61	$43,001
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization expense	23,382	18,119
Amortization of development costs	4,610	4,418
Impairment charge	26,600	—
Amortization of debt fees and other	1,493	1,405
Deferred taxes	(4,858)	11,639
Loss on redemption of convertible debt	—	1,839
Loss on disposal of property, equipment and other	424	152
Changes in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Net borrowings (repayments) under accounts receivable securitization facility	2,800	(2,800)
Accounts receivable	22,313	(2,682)
Inventories	601	(890)
Deferred catalog costs	469	(2,254)
Prepaid expenses and other current assets	(6,116)	(8,314)
Accounts payable	11,802	(3,358)
Accrued liabilities	(6,795)	(8,244)

Net cash provided by operating activities	76,786	52,031

Cash flows from investing activities:
Cash paid in acquisitions, net of cash acquired	(271,560)	(19,219)
Additions to property, plant and equipment	(15,694)	(23,376)
Investment in intangible and other assets	(4,391)	(1,710)
Investment in development costs	(10,321)	(5,835)
Proceeds from business dispositions, net of cash disposed	453	193
Proceeds from disposal of property, plant and equipment	245	128

Net cash used in investing activities	(301,268)	(49,819)

Cash flows from financing activities:
Proceeds from bank borrowings	2,275,000	540,900
Repayment of debt and capital leases	(2,053,574)	(510,360)
Redemption of convertible debt	—	(34,843)
Premium on redemption of convertible debt	—	(1,195)
Payment of debt fees and other	(1,660)	(265)
Proceeds from exercise of stock options	2,926	5,375

Net cash provided by (used in) financing activities	222,692	(388)

Net (decrease) increase in cash and cash equivalents	(1,790)	1,824
Cash and cash equivalents, beginning of period	4,193	2,369

Cash and cash equivalents, end of period	$2,403	$4,193

Free cash flow reconciliation:
Net cash provided by operating activities	$76,786	$52,031
Additions to property, plant and equipment	(15,694)	(23,376)
Investment in development costs	(10,321)	(5,835)
Proceeds from disposal of property, plant and equipment	245	128
Net accounts receivable securitization facility activity	(2,800)	2,800

Free cash flow	$48,216	$25,748

School Specialty, Inc.

Segment Analysis - Revenues and Gross Profit/Margin Analysis

4th Quarter, Fiscal 2006

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD

	4Q06-QTD	4Q05-QTD	Change $	Change %	% of Revenues
					4Q06-QTD	4Q05-QTD
	(13 weeks)	(14 weeks)
Revenues
Specialty	$113,359	$100,041	$13,318	13.3%	62.7%	57.1%
Essentials	73,832	80,489	(6,657)	-8.3%	40.8%	45.9%
Corporate	175	106	69	65.1%	0.1%	0.1%
Intercompany Eliminations	(6,515)	(5,466)	(1,049)	19.2%	-3.6%	-3.1%

Total Revenues	$180,851	$175,170	$5,681	3.2%	100.0%	100.0%

	4Q06-QTD	4Q05-QTD	Change $	Change %	% of Gross Profit
					4Q06-QTD	4Q05-QTD
	(13 weeks)	(14 weeks)
Gross Profit
Specialty	$53,697	$46,943	$6,754	14.4%	70.2%	63.2%
Essentials	23,975	28,436	(4,461)	-15.7%	31.4%	38.3%
Corporate	175	106	69	65.1%	0.2%	0.1%
Intercompany Eliminations	(1,377)	(1,231)	(146)	11.9%	-1.7%	-1.6%

Total Gross Profit	$76,470	$74,254	$2,216	3.0%	100.1%	100.0%

Segment Gross Margin Summary-QTD

	4Q06-QTD	4Q05-QTD
Gross Margin
Specialty	47.4%	46.9%
Essentials	32.5%	35.3%
Corporate	100.0%	100.0%
Intercompany Eliminations	21.1%	22.5%
Total Gross Margin	42.3%	42.4%

Segment Revenues and Gross Profit/Margin Analysis-YTD

	4Q06-YTD	4Q05-YTD	Change $	Change %	% of Revenue
					4Q06-YTD	4Q05-YTD
	(52 weeks)	(53 weeks)
Revenues
Specialty	$565,628	$534,250	$31,378	5.9%	55.7%	53.3%
Essentials	468,757	486,238	(17,481)	-3.6%	46.1%	48.5%
Corporate	686	106	580	547.2%	0.1%	0.0%
Intercompany Eliminations	(19,342)	(18,087)	(1,255)	6.9%	-1.9%	-1.8%

Total Revenues	$1,015,729	$1,002,507	$13,222	1.3%	100.0%	100.0%

	4Q06-YTD	4Q05-YTD	Change $	Change %	% of Gross Profit
					4Q06-YTD	4Q05-YTD
	(52 weeks)	(53 weeks)
Gross Profit
Specialty	$282,611	$266,180	$16,431	6.2%	65.3%	63.7%
Essentials	151,633	154,592	(2,959)	-1.9%	35.0%	37.0%
Corporate	686	106	580	547.2%	0.2%	0.0%
Intercompany Eliminations	(1,818)	(2,846)	1,028	-36.1%	-0.4%	-0.7%

Total Gross Profit	$433,112	$418,032	$15,080	3.6%	100.0%	100.0%

Segment Gross Margin Summary-YTD

	4Q06-YTD	4Q05-YTD
Gross Margin
Specialty	50.0%	49.8%
Essentials	32.3%	31.8%
Corporate	100.0%	100.0%
Intercompany Eliminations	9.4%	15.7%
Total Gross Margin	42.6%	41.7%